EXHIBIT 10-1

CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (this “Agreement”) is made as of this _____ day of ________, 2022 (the “Effective Date”) by and between The York Water Company, a Pennsylvania corporation (the “Company”) and ________________________ (the “Executive”).
RECITALS
WHEREAS, the Company wishes to retain the Executive and to assure the present and future continuity, objectivity and dedication of the Executive in the event of any Change of Control and to protect short and long term interests of our investors through a Change of Control; and
WHEREAS, the Company believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control; and
WHEREAS, the Company wishes to provide Executive with compensation and benefits upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
1. Termination of Prior Agreement. Company and Executive agree that by entering into this Agreement the parties are terminating that Amended and Restated Agreement (the “Prior Agreement”) dated as of ___________, 20__ by and between the Company and Executive.
2. Definitions.  For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly requires otherwise:
(a) “Accrued Benefits” has the meaning given to it at Section 3(b).
(b) “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(c) A Person is the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this Section 1(b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.
(d) “Board” means the Board of Directors of the Company.
(e) “Business Combination” means a reorganization, merger or consolidation of the Company.
(f) “Cause” means (i) Executive’s misappropriation of funds or any act of common law fraud, (ii) Executive’s habitual insobriety or substance abuse, (iii) Executive’s conviction of a felony or any crime involving moral turpitude, (iv) willful misconduct or gross negligence by Executive in the performance of Executive’s duties, (v) the willful failure of Executive to perform a material function of Executive’s duties hereunder, or (vi) Executive engaging in a conflict of interest or other breach of fiduciary duty.
(g) “Change of Control” means:
(i) Any Person (except Executive, Executive’s Affiliates and Associates, the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of 50 percent or more of either (A) the Outstanding Company Common Stock or (B) the Company Voting Securities , in either case unless a majority of the members of the Board in office immediately prior to such acquisition determine within five business days of the receipt of actual notice of such acquisition that the circumstances do not warrant the implementation of the provisions of this Agreement;
(ii) The Incumbent Board ceases for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);
(iii) Consummation by the Company of a Business Combination, in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination are not, following such Business Combination, Beneficial Owners, directly or indirectly, of more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, in any such case unless a majority of the members of the Board in office immediately prior to such Business Combination determines at the time of such Business Combination that the circumstances do not warrant the implementation of the provisions of this Agreement; or
(iv) (A) Consummation of a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, individuals and entities that are the Beneficial Owners of more than 50 percent of, respectively, the Outstanding Company Common Stock and the Company Voting Securities are substantially the same as the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition, in any such case unless a majority of the members of the Incumbent Board in office immediately prior to such sale or disposition determines at the time of such sale or disposition that the circumstances do not warrant the implementation of the provisions of this Agreement.
Provided that a Change of Control under this Agreement must, in all events, constitute a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company (as determined in accordance with Treas. Reg. Sec. 1.409A-3(i)(5)(v), (vi) and (vii)).
(h) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i) “Company Voting Securities” means the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.
(j) “Compensation” means the sum of the Executive’s current annual base rate of pay and the Executive’s annual bonus compensation at target level of achievement payable in cash to the Executive.
(k) “Disability” means, in the good faith judgment of the Company’s Board of Directors, despite reasonable accommodation, the Executive is unable due to a physical or mental incapacity to perform the essential functions of Executive’s most recent position for: (x) a period of one hundred eighty (180) consecutive days or (y) an aggregate of six (6) months in any twelve (12) consecutive month period.
(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m) “Good Reason Termination” means a Termination of Employment initiated by the Executive following a Change of Control and based on the occurrence of one or more of the following events or circumstance, or such Termination of Employment occurs within six (6) months prior to a Change of Control if such event or circumstance occurred at the insistence of a third party in connection with the Change of Control or was otherwise made in connection with the Change of Control, in each case without the consent of the Executive:
(i) any action or inaction that constitutes a material breach by the Company of this Agreement;
(ii) any material reduction by the Company of the authority, duties or responsibilities of Executive’s principal assignment with the Company;
(iii) any material reduction in Executive's Compensation;
(iv) any removal by the Company of Executive from the employment grade or officer positions the Executive holds as of the Effective Date hereof, except in connection with promotions to higher office; provided, however, that such removal results in a material diminution in Executive's authority, duties or responsibilities; or
(v) a material adverse change in the principal geographic location at which Executive must perform services; provided that a transfer of Executive to a location that is more than seventy (70) miles from the Executive’s principal place of business immediately preceding a Change of Control shall constitute a material adverse change in the geographic location.
Notwithstanding the preceding definition of Good Reason Termination, Executive shall have a Good Reason Termination for purposes of this Agreement only if (i) Executive provides written notice to the Company identifying the event or circumstance constituting the basis for the Good Reason Termination not more than sixty (60) days following the initial occurrence of such event or circumstance, (ii) the notice provides the Company the opportunity (but the Company shall have no obligation) to cure such events or conditions that give rise to the Good Reason Termination within not less than thirty (30) days following such notice, and (iii) if the Company fails to cure the events or conditions giving rise to Executive’s Good Reason Termination, Executive actually terminates within ninety (90) days after the Company’s period to cure.
(n) “Incumbent Board” means those individuals who, as of any date of determination under the Agreement, are individuals who have constituted the Board during the preceding 12-month period.
(o) “Outstanding Company Common Stock” means the then outstanding shares of common stock of the Company.
(p) “Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.
(q) “Subsidiary” means any corporation in which the Company, directly or indirectly, owns at least a 50 percent interest or an unincorporated entity of which the Company, directly or indirectly, owns at least 50 percent of the profits or capital interests.
(r) “Termination Date” means the date of Executive’s Termination of Employment.
(s) “Termination of Employment” means Executive’s “separation from service” (within the meaning of such term under Section 409A of the Code) with the Company.
3. Termination of Employment.
(a) Notice of Termination.  Any Termination of Employment subject to this Agreement shall be communicated by a Notice of Termination in accordance with Section 9 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which, in the case of a Good Reason Termination by Executive (i) indicates the specific reasons for the termination, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Executive’s employment, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than ninety (90) days after the Company’s cure period ends).
(b) Accrued Benefits. In all events Executive shall be entitled to receive any payments or benefits accrued for Executive through the Termination Date under any plan, policy or program of the Company, including the Supplemental Retirement Plan and the Deferred Compensation Agreement, except that no payments shall be due to Executive under any severance pay plan for the Company’s employees (collectively, the “Accrued Benefits”).
4. Compensation Upon Termination.  In the event of Executive’s Termination of Employment following a Change of Control, or six months prior to a Change of Control, Executive shall be entitled to the Executive’s Accrued Benefits and, and subject to Section 4(e), the payments and benefits provided in this Section 4, as applicable.
(a) Termination by the Company without Cause or Executive’s Good Reason Termination.  In the event of Executive’s Termination of Employment by the Company without Cause or the Executive’s Good Reason Termination, in either case, (i) following a Change of Control or (ii) if such Termination of Employment was at the insistence of a third party in connection with the Change of Control or otherwise was in connection with the Change of Control, during the period six months prior to a Change of Control, the Company shall pay or provide to the Executive:
(i) Severance Pay.  An amount equal to [3x for CEO; 2x for C Suite; 1x for VPs] times the Executive’s Compensation, payable in equal periodic payments in accordance with the Company’s normal and customary payroll procedures over [24 for CEO/C Suite; 12 for VPs] months following the later of the Executive’s Termination Date or the date of the Change of Control.
(ii) Pro-rated annual bonus.  If the Executive has completed at least six (6) months of employment during the fiscal year, a lump sum amount equal to the annual bonus that would have become payable in cash to the Executive for that fiscal year if Executive’s employment had not terminated and based on achievement at the target level of performance, multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination, payable within 60 days of Executive’s Termination Date, or if later, the date of the Change of Control.
(iii) Equity Awards. All unvested equity-based incentive compensation awards held by Executive on Executive’s Termination Date will immediately vest, provided that with respect to any performance-based awards such awards will vest and be determined by assuming achievement at the target level of performance, with payments made in accordance with the terms of the applicable award.
(iv) COBRA. If the Executive is eligible for and timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits the COBRA premium payment. The Executive shall be eligible to receive such reimbursement for up to eighteen (18) months following the Termination Date, to the extent permitted under the terms of the Company’s group health plans; provided, however, that if the Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) or the Executive is no longer eligible to receive COBRA continuation coverage, then the Company’s obligation to reimburse COBRA premiums described herein shall be terminated.
(v) Stipend. Beginning with the month following the end of the Executive’s eighteen-month COBRA continuation coverage period, Executive shall receive an amount equal to $3,000 times [18 for CEO; 6 for C suite and VPs] payable in equal periodic payments in accordance with the Company’s normal and customary payroll procedures over [18 months for CEO; 6 months for C suite and VPs] months following the end of Executive’s eighteen-month COBRA continuation coverage period.
(vi) Notwithstanding the foregoing provisions of this Section 4(a), the Company shall not be obligated to make any payment or provide the benefits described in this Section 4(a) after the date the Executive first violates any of the restrictive covenants set forth in this Agreement, including Section 10 and Section 12 hereof.
(b) Termination by the Company for Cause.  If the Executive’s employment is terminated by the Company for Cause, the Company will only be required to pay the Executive such Executive’s Accrued Benefits.
(c) Termination by Executive in the Twenty Fifth Month after Change of Control. [NOTE THIS CAUSES ALL OF THE SEVERANCE TO BE SUBJECT TO THE DEFERRED COMPENSATION RULES OF SECTION 409A, INCLUDING THE 6 MONTH SUSPENSION FOR SPECIFIED EMPLOYEES.] In the event Executive incurs a Termination of Employment (other than on account of the Executive’s death or Disability, or by the Company for Cause) following the twenty four (24) month anniversary of a Change of Control but not later than the twenty five (25) month anniversary of a Change of Control, the Company shall pay or provide to the Executive:
(i) Severance Pay.  An amount equal to [3x for CEO; 2x for C suite; 1x for VPs] times the Executive’s Compensation, payable in equal periodic payments in accordance with the Company’s normal and customary payroll procedures over [24 for CEO/C Suite; 12 for VPs] months following the Executive’s Termination Date.
(ii) Pro-rated annual bonus.  If the Executive has completed at least six (6) months of employment during the fiscal year, a lump sum amount equal to the annual bonus that would have become payable in cash to the Executive for that fiscal year if Executive’s employment had not terminated and based on achievement at the target level of performance, multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination, payable within 60 days of Executive’s Termination Date.
(iii) Equity Awards. All unvested equity-based incentive compensation awards held by Executive on Executive’s Termination Date will immediately vest, provided that with respect to any performance-based awards such awards will vest and be determined by assuming achievement at the target level of performance, with payments made in accordance with the terms of the applicable award.
(iv) COBRA. If the Executive is eligible for and timely and properly elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive no later than the end of the month immediately following the month in which the Executive timely remits the COBRA premium payment. The Executive shall be eligible to receive such reimbursement for up to eighteen (18) months following the Termination Date, to the extent permitted under the terms of the Company’s group health plans; provided, however, that if the Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) or the Executive is no longer eligible to receive COBRA continuation coverage, then the Company’s obligation to reimburse COBRA premiums described herein shall be terminated.
(v) Stipend. Beginning with the month following the end of the Executive’s eighteen-month COBRA continuation coverage period, Executive shall receive an amount equal to $3,000 times [18 months for CEO; 6 for C suite and VPs] payable in equal periodic payments in accordance with the Company’s normal and customary payroll procedures over [18 months for CEO; 6 months for C suite and VPs] months following the end of Executive’s eighteen-month COBRA continuation coverage period.
(vi) Notwithstanding the foregoing provisions of this Section 4(c), the Company shall not be obligated to make any payment or provide the benefits described in this Section 4(c) after the date the Executive first violates any of the restrictive covenants set forth in this Agreement, including Section 10 and Section 12 hereof.
(d) Termination on Account of Death or Disability.  If the Executive’s employment is terminated on account of the Executive’s Disability or death, the Company shall pay or provide to the Executive the following:
(i) Pro-rated annual bonus.   If the Executive has completed at least six (6) months of employment during the fiscal year, a lump sum amount equal to the annual bonus that would have become payable in cash to the Executive for that fiscal year if Executive’s employment had not terminated and based on achievement at the target level of performance, multiplied by a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination, payable within 60 days of Executive’s Termination Date.
(ii) Equity awards.  All unvested equity-based incentive compensation awards held by Executive on Executive’s Termination Date will immediately vest, provided that with respect to any performance-based awards such awards will vest and be determined by assuming achievement at the target level of performance, with payments made in accordance with the terms of the applicable award.
(iii) COBRA.  If the Executive is (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents are) eligible for and timely and properly elects group health plan continuation coverage under COBRA, the Company shall reimburse the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the monthly COBRA premium paid by the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) for the Executive and the Executive’s spouse/dependents. Such reimbursement shall be paid to the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) no later than the end of the month immediately following the month in which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) timely remits the COBRA premium payment. The Executive (or in the event of the Executive’s death, the Executive’s surviving spouse and/or dependents) shall be eligible to receive such reimbursement for up to eighteen (18) months following the Termination Date, to the extent permitted under the terms of the Company’s group health plans; provided, however, that if the Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) or the Executive is (or the Executive’s surviving spouse and/or dependents in the event of the Executive’s death are) no longer eligible to receive COBRA continuation coverage, then the Company’s obligation to reimburse COBRA premiums described herein shall be terminated.
(e) Release.  The payments and benefits provided under Sections 4(a), (c) and (d) are subject to and conditioned upon (A) the Executive (or, in the event of the Executive’s death, the representative of the Executive’s estate) executing a timely and valid release of claims (“Release”), in substantially the form attached hereto as Exhibit A, waiving all claims the Executive (or, in the event of the Executive’s death, the representative of the Executive’s estate) may have against the Company, it successors, assigns, affiliates, executives, officers and directors, (B) the Executive (or, in the event of the Executive’s death, the representative of the Executive’s estate) delivering the executed Release to the Company within sixty (60) days following the Executive’s Termination Date (the “Release Period”), (C) such Release and the waiver contained therein becoming effective, and (D) the Executive’s (or, in the event of the Executive’s death, the representative of the Executive’s estate) compliance with the restrictive covenants contained in Section 10 and Section 12 of this Agreement.  In the event that the Release Period spans two calendar years and such payments or benefits are treated as deferred compensation subject to Section 409A of the Code, such payments and benefits provided under Section 4(a), (c) and (d) must be made in the second of the two calendar years. Any severance payments or reimbursements under Section 4(a), (c) or (d) accruing during the period from the Termination Date through the date the Company makes the first periodic payment will be paid with such first payment.
(f) Tax Withholding.  The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes the Company reasonably determines are required in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
(g) Payment to Beneficiary.  In the event Executive dies after the Executive is entitled to payment of severance, bonus, or stipend amounts under Section 4(a), (c) or (d) but prior to completion of the payment, such payments will continue to the Executive’s Beneficiary. For this purpose, the Executive’s “Beneficiary” is the Executive’s surviving spouse, and if no surviving spouse, then the Executive’s surviving children, and if there is no surviving child, the Executive’s estate.
5. No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
6. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which Executive may qualify, from the date hereof through the Termination Date.
7. Code Section 409A.  This Agreement is intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and shall be interpreted, construed and administered in a manner consistent with such intent. In that regard:
(a)  The payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).
(b) If any payment is or becomes subject to the requirements of Section 409A, the Agreement, as it relates to such payment, is intended to comply with the requirements of Section 409A. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder.
(c) Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, during any other calendar year. The right to such reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
(d) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.
(e) If any payment is deferred compensation subject to Section 409A of the Code that is payable on account of the Executive’s “separation from service,” and the Executive is a “specified employee” under Section 409A of the Code, such payment will not be made until the date that is one day following the six (6) month anniversary of the Executive’s “separation from service”, or if earlier, upon the Executive’s death.
8. Code Section 280G.  Notwithstanding anything to the contrary in this Agreement, in any other agreement between or among the Executive, the Company or any of its Affiliates or in any plan maintained by the Company or any Affiliate, if there is a 280G Change in Control (as defined in Section 8(g)(i) below), the following rules shall apply:
(a) Except as otherwise provided in Section 8(b) below, if it is determined in accordance with Section (d) below that any portion of the Payments (as defined in Section 8(g)(ii) below) that otherwise would be paid or provided to the Executive or for the Executive’s benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section 8(g)(iii) below).
(b) No reduction in any of the Executive’s Payments shall be made pursuant to Section 8(a) above if it is determined in accordance with Section 8(d) below that the After Tax Amount of the Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to the Executive in accordance with Section 8(a) above.  For purposes of the foregoing, (i) the “After Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section 8(a) above, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
(c) Any reduction in the Executive’s Payments required to be made pursuant to Section 8(a) above (the “Required Reduction”) shall be made as follows: first, any  Payments  that became fully vested prior to the 280G Change in Control and that pursuant to paragraph 8(b) of  Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph 8(a) of Treas. Reg. §1.280G-1, Q/A 24,  shall be reduced; and third, any cash or equity incentive awards, or non-qualified deferred compensation amounts, that vest solely based on the Executive’s  continued service with the Company or any of its Affiliates, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced,  first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
(d) A determination as to whether any Excise Tax is payable with respect to the Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Executive’s Payments is required pursuant to the provisions of Sections 8(a) and 8(b) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) selected by the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company.  The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Company. If the Auditor determines that no Excise Tax is payable with respect to the Executive’s Payments, either as a result of any Required Reduction the Auditor has determined should be made thereto or because the Auditor has determined that no Required Reduction must be made thereto, the written report which the auditor furnishes to the Executive and to the Company pursuant to the preceding sentence shall be accompanied by an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Executive’s Payments.  Except as otherwise provided in Section 8(e) or Section 8(f) below, the determinations made by the Auditor pursuant to this Section 8(d) shall be binding upon the Executive and the Company and its Affiliates.
(e) If, notwithstanding (i) any determination made pursuant to Section 8(d) above that a reduction in the Executive’s Payments is not required pursuant to Section 8(a) above or (ii) any reduction in the Executive’s Payments made pursuant to Section 8(a) above, the United States Internal Revenue Service (the “IRS”) subsequently asserts that the Executive is liable for the Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to the Executive shall be reduced as provided in Sections 8(a) and 8(b) above or shall be further reduced as provided in Section 8(a) above, and (if still necessary after such reduction or further reduction) any Payments already made to the Executive shall be repaid to the Company or its Affiliates, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by the Executive. Any such reduction or further reduction or repayment (i) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to the Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against the Executive if such reduction or further reduction or repayment is made, and (ii) shall be made in the manner described in Section 8(c) above.
(f) Notwithstanding anything to the contrary in the foregoing provisions of this Section 8, if (i) the Executive’s Payments have been reduced pursuant to Section 8(a) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to the Executive’s Payments, and (ii) if the After Tax Amount of the Payments payable to the Executive, determined without any further reduction or repayment as provided in Section 8(e) above, and without any initial reduction as provided in Section 8(a) above, would exceed the After Tax Amount of the Payments payable to the Executive as reduced in accordance with Section 8(a), then (A) no such further reduction or repayment shall be made with respect to the Executive’s Payments pursuant to Section 8(e) above, and (B) the Company or its Affiliate shall pay to the Executive an amount equal to the reduction in the Executive’s Payments that was initially made pursuant to Section 8(a). Such amount shall be paid to the Executive in a cash lump sum by no later than the fifteenth (15th) day of the third (3rd) month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to the Executive’s Payments, provided that by such day the Executive has paid the Excise Tax so determined to be due.
(g) For purposes of the foregoing, the following terms shall have the following respective meanings:
(i) “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.
(ii) “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for the Executive’s benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
(iii) “Excise Tax Threshold Amount” means an amount equal to three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less $1,000.
9. Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
If to the Company, to:
The York Water Company
130 East Market Street
York, PA  17405-7089
Attention:  Chairman of the Board
If to Executive, to:
[name]
[Address]

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service
10. Restrictive Covenants.
(a) Confidential Information. Executive recognizes and acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Subsidiaries and Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company (“Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that Executive will not, either during or after Executive’s Termination of Employment, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.
(b) Limitation on Restrictions.  The restrictions in Paragraph (b) and (c) shall not be construed to prohibit the ownership by Executive of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising her rights as a shareholder, or seeks to do any of the foregoing.
11. Equitable Relief.
(a) Executive acknowledges that the restrictions contained in Sections 10 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company.  Executive represents that Executive’s experience and capabilities are such that the restrictions contained in Section 10 hereof will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement.  Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement and understands its terms and conditions.
(b) Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 10 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Section 10 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 10 hereof, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Middle District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in York County, Pennsylvania, consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9 hereof.
(d) Executive agrees that Executive will provide, and that the Company may similarly provide, a copy of Section 10 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which she may use or permit her name to be used; provided, however, that this provision shall not apply in respect of Section 10 hereof after expiration of the time period set forth therein.
12. Mutual Non-Disparagement.  Executive shall not, while employed by the Company or during the five (5) years following the Executive’s Termination of Employment, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Company or any of its Affiliates or their respective businesses, or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The Company shall not, and shall use commercially reasonably efforts to make a one-time instruction to its executive officers and directors to not, during the five (5) years following the Executive’s Termination of Employment, make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal communications that belittle, disparage or otherwise express disapproval of the Executive.
13. Enforcement.
(a) In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Section 4 hereof within the respective time periods provided therein, the Company shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Section 4.  In such event, the parties shall engage in arbitration in the City of Harrisburg, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company and one by Executive, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  The delayed payment will be treated as paid on the date specified under this Agreement if Executive accepts any portion of the payment that the Company is willing to make, Executive makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment and the remainder of the payment is made no later than the end of the Company’s first taxable year in which the arbitrators reach a decision, the Company and Executive enter into a legally binding settlement of the dispute over the payment or the date the Company concedes the payment is due to Executive.  For Executive’s efforts to collect payment to be considered prompt, reasonable and in good faith, Executive must provide notice to the Company within 90 days of the latest date that payment could have been made in accordance with the terms of this Agreement and, if not paid, Executive must take further enforcement measures within 180 days after such date.
(b) The Company shall pay Executive on demand the amount necessary to reimburse Executive in full for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in enforcing any of the obligations of the Company under this Agreement subject to Executive’s duty to repay such sums to the Company in the event that Executive does not prevail on any material issue which is the subject of such arbitration.  If Executive prevails on at least one material issue which is the subject of such arbitration, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including Executive’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for their own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.  Any reimbursement or in-kind benefits under this Section 13 shall be paid or provided to Executive within 30 days of the date Executive is finally determined to have prevailed on at least one material issue, which was the subject of the arbitration.
14. Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized officer of the Company.
15. General.
(a) Successor.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein defined and any such successor or successors to its business and/or assets, jointly and severally. This Agreement shall inure to the benefit of and be binding upon the Company and its successors, and assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) Governing law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
(c) No Right of Employment.  Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.
(d) Unfunded Obligation.  The obligations under this Agreement shall be unfunded.  Benefits payable under this Agreement shall be paid from the general assets of the Company.  The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.
(e) Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement, which can be given effect without the invalid or unenforceable provision or application.
(f) No Set-Off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
(g) Non-waiver. The waiver by any Party of a breach of any provision of this Separation Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach.
(h) Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile, electronic (Adobe Acrobat, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals. This Agreement may be executed with an ink or electronic signature, including via DocuSign.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.
THE YORK WATER COMPANY	EXECUTIVE
By: ___________________________________ Name: ________________________________ Title: __________________________________	_________________________________ Title: _____________________________

Exhibit A
You should consult with an attorney before signing this release of claims.
Release
1. In consideration of the payments and benefits to be made under the Change of Control Agreement, dated as of [_______], 2022 (the “Change of Control Agreement”), by and between ________________(the “Executive”) and The York Water Company (the “Company”) thereof (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including claims arising out of, or relates to, the Change of Control Agreement and any employment agreement or other similar agreement between the Executive and the Company, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Genetic Information Nondiscrimination Act (“GINA”), the Family and Medical Leave Act (“FMLA”), and any similar or analogous state statute or local ordinance, excepting only:
A.	rights of the Executive arising under, or preserved by, this Release;
B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
D.
rights to indemnification the Executive has or may have under the organizing documents of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to the Executive as an equity holder of the Company, if any.
2. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
4. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, ADEA, ADA, GINA, FMLA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
5. The Executive acknowledges that the Executive has been given a period of [twenty-one (21)] [forty-five (45)] days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release.  If the seventh day falls on a weekend or federal holiday, the revocation period is extended to the next business day. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the compensation under the Change of Control Agreement.
6. The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
7. The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release and has been given a sufficient period within which to consider this Release.
8. The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.
9. The Executive acknowledges that the benefits the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.
10. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
11. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Change of Control Agreement and any employment agreement or other similar agreement between the Executive and the Company that survive the termination of Executive’s employment, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.
12. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
13. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile or .pdf shall be deemed effective for all purposes.
14. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.
15. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

The York Water Company
By:
Name:
Title:

Executive

Name:
Title:

Schedule 10.1
Name	Agreement Date
Suzanne M. Becker	May 29, 2025
Alexandra C. Chiaruttini	August 1, 2022
Ashley M. Grimm	January 15, 2025
Joseph T. Hand	August 1, 2022
Matthew E. Poff	August 1, 2022
Matthew J. Scarpato	July 31, 2023
Mark S. Snyder	August 1, 2022